Filed with the Securities and Exchange Commission on January 11, 2012
Registration File No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

NetREIT, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	33-0841255
(State of or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1282 Pacific Oaks Place, Escondido, California 92029
 (Address of Principal Executive Offices) (Zip Code)

NetREIT 1999 Flexible Incentive Plan
(Full title of the plan)

Jack K. Heilbron Chief Executive Officer and President 1282 Pacific Oaks Place Escondido, California 92029	Kathryn Richman, Esq. General Counsel 1282 Pacific Oaks Place Escondido, California 92029 (Name and address of agent for service)

Copy to: Bruce J. Rushall, Esq. Rushall & McGeever, APC 6100 Innovation Way Carlsbad, California 92009

(760) 471-8536
(Telephone number, including area
code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Offering Price Per Share (2)	Aggregate Offering Price (2)	Registration Fee

Common Stock, $0.01 par value	300,000	$10.00	$3,000,000	$345

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of common stock that may be necessary to adjust the number of common stock reserved for delivery pursuant to the Plan in accordance with the anti-dilution provisions of the Plan as a result of a share split, share dividend, recapitalization or other similar transaction or adjustment affecting the common stock as specified in such anti-dilution provisions.

(2)
Estimated maximum price solely for the purpose of computing the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations promulgated under the Securities Act and computed on the basis of $10.00 per share, which is the price for a share of common stock the company has sold to investors in its most recent private placement offering.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by NetREIT, Inc. (“Registrant” or the “Company”) with respect to shares of Registrant’s $0.01 par value Class A common stock (“common stock”) the Company intends to award and issue to eligible employees and agents who are participants in the NetREIT 1999 Flexible Incentive Plan. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated by the Commission under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

The following documents, which have been previously filed by Registrant with the Commission, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•	Our filing on Form 8-K on January 11, 2012.

•	Our filing on Form 8-K on December 23, 2011.

•	Our filing on Form 8-K on December 21, 2011.

•	Our filing on Form 8-K on December 1, 2011.

•	Our filing on Form 8-K/A on November 30, 2011.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, filed with the Commission on November 14, 2011;

•	Our Annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 31, 2011;

•	Our Proxy Statement on Schedule 14A filed with the Commission on April 21, 2011, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010; and

•
The description of our Common Stock set forth in the Company’s Definitive Proxy material filed with the Commission on April 21, 2010 and the Company’s filing on Form 8-K filed with the Commission on August 10, 2010.

•
The description the Plan contained in Amendment No. 1 to Registrant’s Registration Statement under Section 12(g) of the Securities and Exchange Act of 1934 on Form 10/A filed by Registrant with the Commission on July 29, 2009, as amended.

The documents which may be filed by Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

The validity of the common stock offered by Registrant under the Plan will be passed upon by Rushall & McGeever, APC.

Item 6.                 Indemnification of Directors and Officers.

Maryland General Corporation Law

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. Our charter gives us the power, but not the obligation, to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, (a) any person who is our present or former director or officer, or (b) any person who, while our director, at our request serves or has served as a director, officer, managing member, partner or trustee of another corporation or entity, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer. Our charter also allows us to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to the person we indemnify. Our Board has the power to provide such indemnification and advancement of expenses in the same manner to a person who served as a director, officer, employee or agent of our predecessor corporation.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in such proceeding. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Code of Regulations of Registrant

The Board has adopted a Code of Ethics and Business Conduct (Code) for the Company that applies to all officers and employees, including its principal executive officer, principal financial officer, vice-president finance, and controller. The Code is posted under the “Company” section of the Company’s website at www.netreit.com.

Indemnification Agreements

We plan to enter into indemnification agreements with each of our directors and our officers, under which we will be obligated to indemnify that person to the maximum extent permitted by our charter. In general, our charter allows us to indemnify our directors, officers, employees and agents to the maximum extent permitted under the MGCL. Under each indemnification agreement, we agree to indemnify the indemnitee against all judgments, penalties, fines and amounts paid in settlement, and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than a proceeding initiated by us or on our behalf. In addition, each indemnification agreement will require us to indemnify the indemnitee against all amounts paid in settlement and all expenses the indemnitee actually and reasonably incurs on his or her behalf in connection with a proceeding that we bring or is brought on our behalf.

A “proceeding”, as defined in each indemnification agreement, includes any threatened, pending or completed lawsuit or other legal action, whether civil, criminal, administrative or investigative, except, unless we otherwise agree, a proceeding which is pending on the effective date of the agreement.

Under each indemnification agreement, the indemnitee is not entitled to indemnification if it is established that one or more of the exceptions to indemnification under the MGCL exists. Currently, an indemnitee is not entitled to indemnification under the MGCL if it is established that:

•
the act or omission of the indemnitee is material to the matter giving rise to the proceeding for which indemnification is sought and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the indemnitee had reasonable cause to believe his act or omission was unlawful.

Each indemnification agreement will also require us to advance reasonable expenses incurred by the indemnitee upon our receipt of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith that he or she has met the standard of conduct necessary for indemnification; and

•	the indemnitee’s undertaking (or an undertaking on his or her behalf) to repay the amounts advanced if it is ultimately determined that the standard of conduct was not met.

Each indemnification agreement also provides procedures by which the indemnitee’s entitlement to indemnification is to be determined.

Directors and Officers Insurance

Registrant maintains, and in the future may continue to maintain, insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other act done by reason of their being such directors, officers or employees of Registrant.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement and made a part hereof.

Exhibit No.	Description

4.1
Articles of Amendment and Restatement of the Articles of Incorporation of Registrant, as filed with the Maryland Secretary of State effective August 5, 2010 (incorporated herein by reference to Exhibit 3.01 to Registrant’s Current Report on Form 8-K filed with the Commission on August 10, 2010 (SEC Accession No. 0000950123-10-075679))

4.2
NetREIT, Inc. Amended and Restated Bylaws effective August 4, 2010 (incorporated herein by reference to Exhibit 3.02 to Registrant’s Current Report on Form 8-K filed with the Commission on August 10, 2010 (SEC Accession No. 0000950123-10-075679))

5.1	Opinion of Rushall & McGeever, APC, as to the validity of the securities being registered (filed herewith)

10.1	NetREIT 1999 Flexible Incentive Plan, as annotated (filed herewith)

23.1	Consent of Rushall & McGeever, APC (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm, Squar, Milner, Peterson, Miranda & Williamson, LLP, (filed herewith)

24.1	Powers of Attorney (included on signature page)

Item 9.                 Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on January 11, 2012.

NetREIT, Inc.
By:	/s/ Jack K. Heilbron
Jack K. Heilbron,
Chairman of the Board
and Chief Executive Officer

Powers of Attorney

NetREIT, Inc. and each of the undersigned do hereby appoint Jack K. Heilbron and Kenneth W. Elsberry and each of them severally, its or his true and lawful attorney to execute on behalf of NetREIT, Inc. and the undersigned any and all amendments to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 11, 2012.

Signature	Title

/s/ Jack K. Heilbron Jack K. Heilbron	Director, Chairman of the Board, Chief Executive Officer (Principal Executive Officer)	January 11, 2012

/s/ Kenneth W. Elsberry Kenneth W. Elsberry	Chief Financial Officer, Director	January 11, 2012

/s/ J. Bradford Hanson J. Bradford Hanson	Principal Financial and Accounting Officer	January 11, 2012

/s/ Larry G. Dubose Larry G. Dubose	Director, Executive Vice President – Model Homes Division	January 11, 2012

/s/ David T. Bruen David T. Bruen	Director	January 11, 2012

/s/ Sumner J. Rollings Sumner J. Rollings	Director	January 11, 2012

/s/ Thomas E. Schwartz Thomas E. Schwartz	Director	January 11, 2012

/s/ Bruce A. Staller Bruce A. Staller	Director	January 11, 2012

/s/ William H. Allen William H. Allen	Director	January 11, 2012

/s/ Shirley Y. Bullard Shirley Y. Bullard	Director	January 11, 2012